Exhibit 10.37

TO:	Timothy J. Beaudin

FROM:	Nelson C. Rising

DATE:	January 14, 2005

SUBJECT:	Amendment No. 1 to Amended Memorandum of Understanding regarding Employment

This Amendment (“Amendment”) to the Amended Memorandum of Understanding dated December 30, 2003 (collectively, the “Memorandum”) amends certain terms and conditions of the terms of your employment with Catellus Operating Limited Partnership or any affiliate thereof (the “Company”). Unless otherwise stated, all capitalized terms have the meanings defined in the Amended Memorandum of Understanding.

Per the terms of the Amended Memorandum of Understanding, the Company asked you to commit to work on the REIT transition and other special projects through March 31, 2005, as the Company pursued restructuring efforts to operate more efficiently, consistent with a focus on new development of industrial product. At that time, we envisioned that your work would not be completed until March 31, 2005. You have now completed the majority of the your responsibilities related to the REIT transition and the Company’s restructuring efforts, and you and the Company have agreed to an earlier termination date on the terms and conditions provided herein.

The following provisions shall govern your employment:

1.	New Date of Termination. Your Date of Termination shall be accelerated 45 days to February 15, 2005, and all references to March 31, 2005 as a Date of Termination or a date through which you must be continually employed to be eligible for certain compensation and benefits shall be changed to February 15, 2005 (the “New Date of Termination”).

2.	Bonuses and Compensation and Benefits Upon Termination. You shall remain eligible for all of the compensation and benefits provided in the Amended Memorandum of Understanding on the terms and conditions stated therein, except that your eligibility for such amounts will be determined on the basis of whether you remain employed by the Company or an affiliate through the New Date of Termination of February 15, 2005.

Timothy J. Beaudin

Amendment No. 1 to Memorandum of Understanding

December 31, 2004

3.	Benefits upon Termination in the event of Termination on February 15, 2005. Paragraph 10.2(b) is deleted in its entirety and the following substituted therefore:

(b) Termination on February 15, 2005. If your employment terminates on February 15, 2005 (or you and the Company mutually agree to continue your employment after February 15, 2005), then in addition to the amounts payable under Section 10.2(a), you shall be entitled to the following:

i) on March 1, 2005, the Company shall pay you a lump sum amount equal to two (2) times your Average Salary and Bonus (as calculated under Section 10.2(g)),

ii) the Company shall pay you your 2004 annual bonus the earlier of (a) the date on which 2004 annual bonuses are paid to other senior managers or (b) March 31, 2005,

iii) no later than March 31, 2005, the Company shall pay you your 2005 pro rata annual bonus,

iv) the Company shall pay you all amounts owed under the Executive Deferred Compensation Plan and any other deferred compensation program now or hereafter established by the Company (collectively, the “Deferred Compensation Plan”) in accordance with the terms of the applicable plan, provided however, (1) if you remain employed after February 15, 2005, any such amounts will not be paid until thirty days after your last day of employment with the Company, and (2) the Earnings Enhancement as defined in the Deferred Compensation Plan shall not be paid until six months after your last day of employment with the Company, and

v) any stock options, restricted shares, or restricted stock units held by you shall become fully vested pursuant to Section 5.

As a condition to your receipt of the lump sum payment under this section, and of the Company’s obligation to make such payment, you agree to sign the Release attached to the Amended Memorandum of Understanding as Appendix B on or after the Date of Termination.

4.	Pay Dates. Unless otherwise provided herein, the dates for payments to be made upon termination shall be calculated so that you are paid on a date that is the same number of days from your original Date of Termination and the original pay date set forth in the Amended Memorandum of Understanding. For

Timothy J. Beaudin

Amendment No. 1 to Memorandum of Understanding

December 31, 2004

example, if a payment was scheduled to be made on a date 15 days following your original Date of Termination, you shall be paid such payment 15 days following your New Date of Termination.

5.	Amendments. No amendments to this Memorandum may be made except by a writing signed by you and the Company. Except as provided herein, all other terms and conditions of the Amended Memorandum of Understanding remain in full force and effect.

6.	Governing Law. This Memorandum shall be governed by the internal laws of the State of California.

CATELLUS OPERATING LIMITED PARTNERSHIP

By:	/s/ Nelson C. Rising
Nelson C. Rising
Chairman of the Board and
Chief Executive Officer

ACCEPTED AND AGREED:

		By:	/s/ Timothy J. Beaudin
Timothy J. Beaudin

Date: January 14, 2005